EXHIBIT 99.1

XOMA Reports Second Quarter 2019 Royalty Asset Portfolio Highlights and Financial Results

Novartis’s iscalimab highlighted at key scientific conferences

First patient dosed with gevokizumab in collaborator clinical study

Sesen Bio announced intention to initiate Vicinium® BLA filing process in 2019

Royalty and milestone interest acquired in five anti-thrombotic hematology assets from Aronora, Inc.

EMERYVILLE, Calif., Aug. 06, 2019 (GLOBE NEWSWIRE) -- XOMA Corporation (Nasdaq: XOMA), today announced its second quarter 2019 royalty asset portfolio highlights and financial results.

“The second quarter began with our latest acquisition of rights to future milestones and royalties associated with five development-stage anti-thrombotic hematology assets from Aronora, Inc.  Of the five assets, three are being developed under a collaboration with Bayer, a global leader in hematology therapeutics,” stated Jim Neal, Chief Executive Officer at XOMA.  “We believe we are well-positioned to continue executing on our royalty-aggregator strategy to create near- and long-term value for shareholders.”

Second Quarter 2019 Updates About Partnered Assets in Development
“The quarter also was marked with three notable developments within XOMA’s portfolio of partnered assets.  Novartis made two important iscalimab data presentations and began dosing patients in a gevokizumab oncology study.  Sesen Bio announced its agreement with the U.S. Food and Drug Administration to move forward on a Biologics License Application for Vicinium,” Mr. Neal added.  “As well, we received notification that clinical programs are being launched for several additional assets to which XOMA holds a royalty interest.”

Novartis and iscalimab
During a late-breaker session at the American Transplant Congress held in June, Novartis presented data on iscalimab (CFZ533) that showed 60% of iscalimab-treated transplant patients have normal kidney histology at least one year after transplant, compared with 0% with tacrolimus (current standard of care)1.  Less than half of donated kidneys last 10 years, so durability is a significant unmet need for patients who are living with or waiting for a transplant2.  More than 100,000 patients are on the U.S. kidney transplant waiting list with a chronic shortfall of donors3.  Iscalimab could prove to be a valuable new option for these transplant patients.

Data from a separate iscalimab study were presented at the European Congress of Rheumatology 2019.  The presentation, titled Subcutaneous Dosing of the Novel Anti-CD40 Antibody Iscalimab Achieves Target Drug Exposure and Clinical Efficacy in Primary Sjögren’s Syndrome; Results of a Phase IIa Randomized Open Label Two Arm Parallel Group Trial, concluded the study results further support the safety and efficacy of iscalimab in primary Sjögren’s syndrome and the suitability of subcutaneous dosing for future development.  From a clinical point of view, the ability to treat patients with a subcutaneous formulation would help reduce the ever-increasing demands on infusion clinics.

Novartis and gevokizumab
Gevokizumab (VPM087), an anti-IL1β monoclonal antibody that XOMA discovered and initially developed, is now actively progressing in a Novartis oncology development program.  Recently the first patient was dosed with gevokizumab in the dose-finding portion of a study in combination with standard of care anti-cancer therapies in patients with metastatic colorectal cancer, metastatic gastroesophageal cancer, and metastatic renal cell carcinoma.

Sesen Bio, Inc.
Sesen Bio had a successful pre-Biologics License Application (BLA) meeting with the U.S. Food and Drug Administration (FDA) regarding Vicinium® for the treatment of patients with high-risk, Bacillus Calmette-Guérin unresponsive, non-muscle invasive bladder cancer.  Sesen has stated it intends to begin filing its BLA in the fourth quarter of 2019.

Other partnered assets in development
Multiple clinical studies were initiated with assets for which XOMA holds a royalty interest.  Takeda expanded its TAK-079 development program with a Phase 1 study to evaluate subcutaneous TAK-079 added to standard of care regimens in participants with newly diagnosed multiple myeloma.  Molecular Templates announced the FDA accepted its Investigational New Drug application for TAK-169, an engineered toxin body targeting CD38.  Molecular Templates and its partner, Takeda, expect to initiate an open-label Phase 1 dose escalation and expansion study in relapsed/refractory multiple myeloma patients.  Rezolute, Inc., disclosed it has resumed its Phase 1 study for AB101 and dosed the first patient in the study’s second cohort.  Aronora initiated a new study to evaluate the safety and efficacy of ProCase (AB002) in patients with end stage renal disease on chronic hemodialysis.

Additionally, AVEO Oncology announced positive results from the investigator-initiated Phase Ib Ficlatuzumab-Cytarabine Trial In Patients With Relapsed And Refractory Acute Myeloid Leukemia study.  Data showed six of 12 patients who received ficlatuzumab and cytarabine at the maximally tolerated dose achieved a complete response.  Study results were presented in a poster session at the American Association for Cancer Research Annual Meeting 2019.

Business Highlights
Acquired the rights to potential royalty payments and a portion of the potential milestone payments associated with five anti-thrombotic hematology assets from Aronora, Inc.  Three of the assets are covered by a collaboration with Bayer, a global leader in hematology therapeutics.  Two of the collaboration assets are in early to mid-stages of development and the third is a Phase 2 candidate that is subject to an option.  The Company also agreed to acquire the rights to potential royalty payments and a portion of the potential upfront and milestone payments associated with two unpartnered hematology programs from Aronora.  XOMA made a $6 million payment and will make an additional payment of up to $3 million to Aronora upon fulfillment of certain other conditions.  In return, XOMA will receive, on average, low single-digit royalties on future sales of these five products and 10% of the milestones associated with each of the assets.  In addition, the Company could pay Aronora sales-based milestones on each asset if XOMA’s royalty receipts related to each program exceed certain thresholds.

“From our legacy history with our phage display platform, we understand the value of a technology platform.  It serves as an engine that can generate multiple product candidates, all of which have the potential to produce milestone and royalty revenues.  During the second quarter, we added a second technology platform relationship to our royalty interest portfolio.  Sonnet BioTherapeutics, Inc., has a platform and pipeline that were developed using XOMA’s phage display technology,” concluded Mr. Neal.  Sonnet has developed a Fully Human Albumin Binding platform focused on enhancing half-life and tumor targeting to enhance immune response to improve cancer survival.  Its approach is unique in that their team is developing bi- and tri-functional therapies to stimulate and/or block immune-modulating targets.  Sonnet believes its technology can activate and sustain an immune response selectively against the targeted tumor.  XOMA will receive milestones and a low single-digit royalty on future commercial sales of any therapeutic product that utilizes licensed XOMA intellectual property.

Financial Results
XOMA recorded total revenues of $1.0 million for the second quarter of 2019, compared with $2.3 million recorded for the second quarter of 2018.  The decrease for the three months ended June 30, 2019, as compared to the same period in 2018, was due primarily to $1.8 million recognized under the Company’s license agreement with Rezolute in the second quarter of 2018.

Research and development expenses were $0.7 million for the second quarter of 2019, compared to $0.4 million for the second quarter of 2018.  The increase of $0.3 million for the three months ended June 30, 2019, compared to the same period of 2018, was primarily due to a $0.5 million pass-through license fee incurred based on the achievement of a development milestone by one of our partners, partially offset by a $0.1 million decrease in salary and related expenses.

General and administrative expenses were $4.9 million for the second quarter of 2019, compared to $4.4 million for the second quarter of 2018.  The increase of $0.5 million for the three months ended June 30, 2019, as compared to the same period of 2018, was primarily due to increases of $0.3 million in stock-based compensation expenses and $0.2 million in legal and accounting expenses.

In the second quarter of 2019, XOMA recorded $0.4 million in total interest expense, as compared to $0.2 million in the corresponding period of 2018.  The increase in interest expense compared with 2018 is primarily due to the outstanding Silicon Valley Bank (SVB) loan balance.  In the second quarter, XOMA borrowed an additional $3.0 million under the SVB loan agreement, and as of June 30, 2019, a total of $10.5 million was outstanding.

Total other income, net was $1.1 million for the second quarter of 2019, compared to other expense of $1.2 million for the second quarter of 2018.  During the three months ended June 30, 2019, the fair value of the long-term equity securities held by XOMA increased by $31,000.  During the three months ended June 30, 2019, XOMA was party to four sublease agreements, compared with two sublease agreements for the same period in 2018, resulting in $0.8 million in sublease income during the second quarter of 2019 and $0.4 million in the corresponding period of 2018.  In the second quarter of 2018, XOMA recognized $1.0 million of other income under the agreement with Ology Bioservices related to the disposition of XOMA’s biodefense business in March 2016; no further payments are due.

Net loss for the second quarter of 2019 was $4.1 million, compared to $1.9 million for the second quarter of 2018.

On June 30, 2019, XOMA had cash and cash equivalents of $42.3 million.  The Company ended December 31, 2018, with cash and cash equivalents of $45.8 million.  The Company’s current cash and cash equivalents are expected to be sufficient to fund its operations for multiple years.

Tom Burns, Chief Financial Officer of XOMA, commented, “XOMA congratulates Rezolute for its recent announcement that its investors have exercised their full combined $20 million option to purchase shares of Rezolute common stock.  In conjunction with this, we recently received $2.9 million from Rezolute.”

About XOMA Corporation
XOMA has built a significant portfolio of products that are licensed to and being developed by other biotechnology and pharmaceutical companies.  The Company’s portfolio of partner-funded programs spans multiple stages of the drug development process and across various therapeutic areas.  Many of these licenses are the result of XOMA’s pioneering efforts in the discovery and development of antibody therapeutics.  The Company’s royalty-aggregator business model includes acquiring additional licenses to programs with third-party funding.  For more information, visit www.xoma.com.

Forward-Looking Statements/Explanatory Notes
Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the potential of XOMA’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time, creating additional value for the stockholders and cash sufficiency forecast.  These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them.  Other potential risks to XOMA meeting these expectations are described in more detail in XOMA's most recent filing on Form 10-K and in other SEC filings.  Consider such risks carefully when considering XOMA's prospects.  Any forward-looking statement in this press release represents XOMA's views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date.  XOMA disclaims any obligation to update any forward- looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development.  Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

XOMA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share and per share amounts)

	June 30,	December 31,
	2019	2018
	(unaudited)
ASSETS
Current assets:
Cash	$42,327	$45,780
Trade and other receivables	2,577	1,468
Prepaid expenses and other current assets	619	378
Total current assets	45,523	47,626
Property and equipment, net	46	59
Operating lease right-of-use assets	6,417	—
Long-term royalty receivables	24,375	15,000
Long-term equity securities	1,138	392
Other assets	835	708
Total assets	$78,334	$63,785

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,369	$1,244
Accrued and other liabilities	615	2,382
Contingent consideration under royalty purchase agreements	3,075	—
Operating lease liabilities	2,297	—
Unearned revenue recognized under units-of-revenue method	851	490
Contract liabilities	798	798
Current portion of long-term debt	2,675	789
Total current liabilities	11,680	5,703
Unearned revenue recognized under units-of-revenue method – long-term	16,214	17,017
Long-term debt	23,348	21,690
Long-term operating lease liabilities	5,806	—
Other liabilities – long-term	294	590
Total liabilities	57,342	45,000

Stockholders’ equity:
Convertible preferred stock, $0.05 par value, 1,000,000 shares authorized, 6,256 shares issued and outstanding at June 30, 2019 and December 31, 2018	—	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 8,727,617 and 8,690,723 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	65	65
Additional paid-in capital	1,214,168	1,211,122
Accumulated deficit	(1,193,241)	(1,192,402)
Total stockholders’ equity	20,992	18,785
Total liabilities and stockholders’ equity	$78,334	$63,785

XOMA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Revenue from contracts with customers	$625	$2,341	$8,651	$2,743
Revenue recognized under units-of-revenue method	337	(86)	442	(25)
Total revenues	962	2,255	9,093	2,718

Operating expenses:
Research and development	724	376	980	808
General and administrative	4,949	4,411	10,888	9,579
Restructuring	-	459	-	459
Total operating expenses	5,673	5,246	11,868	10,846

Loss from operations	(4,711)	(2,991)	(2,775)	(8,128)

Other income (expense), net:
Interest expense	(423)	(178)	(852)	(348)
Other income, net	1,062	1,222	2,788	2,723
Net loss and comprehensive loss	$(4,072)	$(1,947)	$(839)	$(5,753)
Basic and diluted net loss per share available to common stockholders	$(0.47)	$(0.23)	$(0.10)	$(0.69)
Weighted average shares used in computing basic and diluted net loss per share available to common stockholders	8,725	8,362	8,716	8,338

Investor contact:
Juliane Snowden
Oratorium Group, LLC
+1 646-438-9754
jsnowden@oratoriumgroup.com

Media contact:
Kathy Vincent
KV Consulting & Management
+1 310-403-8951
kathy@kathyvincent.com

1 Iscalimab is an investigational compound.  Efficacy and safety have not been established.  There is no guarantee that iscalimab will become commercially available.
2 Hart A, et al. OPTN/SRTR 2016 Annual Data Report: Kidney. Am J Transplant 2018;18:1–96.
3 University of California San Francisco. The Kidney Project Key Statistics [online]. Available from: https://pharm.ucsf.edu/kidney/need/statistics [Last accessed: May 2019].